SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
May 20, 2011

NEWMONT MINING CORPORATION
(Exact name of registrant as specified in its charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-31240
(Commission File Number)

84-1611629
(I.R.S. Employer Identification Number)

6363 South Fiddlers Green Circle
Greenwood Village, Colorado 80111
(Address and zip code of principal executive offices)

(303) 863-7414
(Registrant’s telephone number, including area code)

N/A
 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On May 20, 2011 (the “Effective Date”), Newmont Mining Corporation, a Delaware corporation (the “Company”), entered into a credit agreement with the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, Citibank, N.A., HSBC Bank USA, National Association, Sumitomo Mitsui Banking Corporation, The Bank of Nova Scotia, The Royal Bank of Scotland plc and UBS Loan Finance LLC, as co-syndication agents and Bank of Montreal, BNP Paribas and Deutsche Bank AG New York Branch, as co-documentation agents  (the “Credit Agreement”).  The Credit Agreement provides for the extension of credit to the Company by the lenders thereunder in the form of committed revolving loans or uncommitted competitive loans, by the swingline lender thereunder in the form of swingline loans (in an amount not to exceed $200 million) and by issuing banks thereunder in the form of letters of credit (in an amount not to exceed $1.25 billion), in an aggregate amount of up to $2.5 billion (the “Revolving Credit Facility”).  Interest rates and fees under the Credit Agreement generally vary based on the credit ratings of the Company’s senior, unsecured, long-term debt.  Borrowings under the Revolving Credit Facility generally bear interest at a rate per annum equal to either (i) LIBOR plus a margin ranging from 0.900% to 1.575% or (ii) the greatest of the lead bank’s prime rate, the federal funds rate plus 0.50% and one-month LIBOR plus 1.00% plus, in each case, a margin of up to 0.575%.  Facility fees accrue at a rate per annum ranging from 0.100% to 0.300% of the aggregate commitments under the Revolving Credit Facility.  Letter of credit fees accrue at a rate per annum ranging from 0.450% to 1.575% of the outstanding letters of credit and at a rate separately agreed upon by the Company and the issuing banks thereunder.  The Company may request increases in the commitments under the Revolving Credit Facility of up to $500 million.  The Credit Agreement expires on May 20, 2016, unless earlier terminated or extended in accordance with its terms.

The Credit Agreement replaces the Company’s existing $2 billion credit agreement dated as of July 30, 2004, as amended, among the Company, Newmont USA Limited, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (the “2004 Credit Agreement”), which was terminated on the Effective Date. Outstanding letters of credit under the 2004 Credit Agreement in the amount of approximately $253 million were transferred on the Effective Date to the Credit Agreement and remain outstanding thereunder.

The proceeds of the Revolving Credit Facility will be used for general corporate purposes.

The Credit Agreement contains customary representations and warranties, covenants, including a financial covenant limiting the ratio of Total Indebtedness to Total Capitalization (as such terms are defined in the Credit Agreement) to 0.625 to 1.000, and events of default.

The Company’s subsidiaries may request letters of credit up to the full amount of the commitment as provided in the Credit Agreement, with all such extensions of credit being guaranteed by the Company. The Company's obligations under the Credit Agreement are unconditionally guaranteed by the Company's subsidiary, Newmont USA Limited, a Delaware corporation (“Newmont USA”), as provided in the Credit Agreement.  Newmont USA may be released from such obligations as a guarantor under the Credit Agreement in the future upon satisfaction of certain conditions set forth in the Credit Agreement, including if Newmont USA ceases to guarantee the Company's material indebtedness.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the complete text of the Credit Agreement, which will be filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2011.

Many of the lenders under the Credit Agreement have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending and/or commercial banking services or other services for the Company or its affiliates, and affiliates or certain of these lenders have served in the past as underwriters in public offerings of securities by the Company, for which they have received, and may in the future receive, customary compensation and expense reimbursement.

ITEM 1.02.  TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference. The description of the 2004 Credit Agreement in this Current Report on Form 8-K is qualified in its entirety by reference to the description of the 2004 Credit Agreement in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2004, as amended by the description of the 2004 Credit Agreement in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007 and the complete text of the 2004 Credit Agreement, filed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007, which is incorporated by reference herein.

ITEM 2.03.  CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWMONT MINING CORPORATION

By:	/s/ Jeffrey K. Reeser
Name:	Jeffrey K. Reeser
Title:	Vice President and Secretary

Dated: May 26, 2011